Exhibit 99.1

HORIZON ACQUISITION CORPORATION II

BALANCE SHEET

	October 22, 2020	Pro Forma Adjustments		As Adjusted
		(Unaudited)		(Unaudited)
Assets:
Current assets:
Cash	$1,800,515	$25,000,000	(a)	$1,800,515
		500,000	(b)
		(500,000)	(c)
		(25,000,000)	(f)
Prepaid expenses	576,800	-		576,800
Total current assets	2,377,315	-		2,377,315
Cash held in Trust Account	500,000,000	25,000,000	(f)	525,000,000
Total Assets	$502,377,315	$25,000,000		$527,377,315

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$951,489	$-		$951,489
Accrued expenses	85,257	-		85,257
Total current liabilities	1,036,746	-		1,036,746
Deferred underwriting commissions	12,075,000	875,000	(d)	12,950,000
Total liabilities	13,111,746	875,000		13,986,746

Commitments and Contingencies
Class A ordinary shares; 48,426,556 and 50,839,056 shares subject to possible redemption at $10.00 per share, actual and as adjusted, respectively	484,265,560	24,125,000	(e)	508,390,560

Shareholders' Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-		-
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 1,573,444 and 1,660,944 shares issued and outstanding (excluding 48,426,556 and 50,839,056 shares subject to possible redemption), actual and as adjusted, respectively	157	250	(a)	166
		(241)	(e)
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 13,793,750 shares issued and outstanding (1)	1,380	-		1,380
Additional paid-in capital	5,026,968	24,999,750	(a)	5,026,959
		500,000	(b)
		(500,000)	(c)
		(875,000)	(d)
		(24,124,759)	(e)
Accumulated deficit	(28,496)	-		(28,496)
Total shareholders' equity	5,000,009	-		5,000,009
Total Liabilities and Shareholders' Equity	$502,377,315	$25,000,000		$527,377,315

(1) This number includes up to 668,750 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

The accompanying notes are an integral part of this financial statement.

NOTE 1 - CLOSING OF OVER-ALLOTMENT OPTION AND ADDITIONAL PRIVATE PLACEMENT

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of Horizon Acquisition Corporation II (the “Company”) as of October 22, 2020, adjusted for the closing of the underwriters’ over-allotment option and related transactions which occurred on November 27, 2020 as described below.

The Company consummated its initial public offering (the “IPO”) of 50,000,000 units (the “Units”). Each Unit consists of one ordinary share, par value $0.0001 per share (“Ordinary Shares”), and one-third of one warrant redeemable (“Warrant”), each whole Warrant exercisable to purchase one Ordinary Share at an exercise price of $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $500.0 million. The Sponsor purchased 15,500,000 Units (the “Sponsor IPO Units”) at the IPO price. The underwriters did not receive any underwriting discounts or commissions on the Sponsor IPO Units.

The Company granted the underwriters in the IPO (the “Underwriters”) a 45-day option, from the date of the final prospectus relating to the IPO, to purchase up to 5,175,000 additional Units, at $10.00 per Unit, to cover over-allotments, if any. The Underwriters exercised the over-allotment option on November 24, 2020 to purchase an additional 2,500,000 Units (the “Over-Allotment Units”), which closed on November 27, 2020 generating gross proceeds of $25.0 million, and incurring additional offering costs of approximately $1.4 million in underwriting fees (inclusive of approximately $0.9 million in deferred underwriting fees).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,933,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to Horizon II Sponsor, LLC (the “Sponsor”), each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds of approximately $8.9 million, pursuant to the Private Placement Warrants Purchase Agreement, dated October 19, 2020 (the “Private Placement Purchase Agreement”), by and between the Company and the Sponsor. The Private Placement Purchase Agreement provided for a second closing (the “Second Closing”) of the Private Placement simultaneously with the closing of the Over-Allotment Units. Accordingly, on November 27, 2020, the Second Closing of the Private Placement was consummated, resulting in the purchase of an aggregate of 333,334 Private Placement Warrants by the Sponsor, generating gross proceeds of approximately $0.5 million.

In addition, the Sponsor agreed to forfeit up to 1,875,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”) to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the IPO. On October 22, 2020, in connection with consummation of the Sponsor IPO Units, the Sponsor surrendered 581,250 Founder Shares to the Company for no consideration, thus reducing the amount of Class B ordinary shares subject to forfeiture to 1,293,750 Class B ordinary shares. As a result of the underwriters’ partial exercise of the over-allotment option, which closed on November 27, 2020, up to 668,750 Class B ordinary shares held by the Sponsor remain subject to forfeiture.

Pro forma adjustments to reflect the exercise of the underwriters’ over-allotment option and the sale of the private placement warrants described above are as follows:

	Pro Forma Entries	Debit	Credit
(a)	Cash	$25,000,000
	Class A ordinary shares		$250
	Additional paid-in capital		$24,999,750
	To record sale of 2,500,000 Over-Allotment Units at $10.00 per Unit

(b)	Cash	$500,000
	Additional paid-in capital		$500,000
	To record sale of 333,334 Private Placement Warrants at $1.50 per warrant

(c)	Additional paid-in capital	$500,000
	Cash		$500,000
	To record payment of 2% of cash underwriting fee on overallotment option

(d)	Additional paid-in capital	$875,000
	Deferred underwriting commissions		$875,000
	To record additional deferred underwriting fee on overallotment option

(e)	Class A ordinary shares	$241
	Additional paid-in capital	$24,124,759
	Class A ordinary shares subject to possible redemption		$24,125,000
	To reclassify Class A ordinary shares out of permanent equity into mezzanine redeemable stock

(f)	Trust account	$25,000,000
	Cash		$25,000,000
	To transfer $10.00 per Additional Shares to Trust Account